WHITE & CASE

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August 19, 2004

Board of Directors

Appleton Papers Inc.

825 East Wisconsin Avenue

Appleton, Wisconsin 54912-0359

Re:	Offer to exchange (i) any and all outstanding 8 1/8% Series A
Senior Notes due 2011 for registered 8 1/8% Series B Senior
Notes	due 2011 and (ii) any and all outstanding 9 ¾% Series
A Senior Subordinated Notes due 2014 for registered 9	¾%
Series	B Senior Subordinated Notes due 2014

Ladies and Gentlemen:

We have acted as Special New York counsel to Appleton Papers Inc., a Delaware corporation (the “Issuer”), in connection with (i) the issuance and sale by the Issuer of (A) $185,000,000 in aggregate principal amount of 8 1/8% Series A Senior Notes due 2011 (the “Series A Senior Notes”) and (B) $150,000,000 in aggregate principal amount of 9 ¾% Series A Senior Subordinated Notes due 2014 (the “Series A Senior Subordinated Notes”, together with the Series A Senior Notes, the “Old Notes”) and (ii) the Issuer’s Registration Statement on Form S-4 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the offer by the Issuer to exchange (A) the Series A Senior Notes and associated guarantees for registered 8 1/8% Series B Senior Notes due 2011 (the “Series B Senior Notes”) and associated guarantees (the “Senior B Guarantees”) and (B) the Series A Senior Subordinated Notes and associated guarantees for 9 ¾% Series B Senior Subordinated Notes (the “Series B Senior Subordinated Notes”, together with the Series B Senior Notes, the “Exchange Notes”), and associated guarantees (the “Senior Subordinated B Guarantees”, together with the Senior B Guarantees the “Guarantees”), filed with the Securities and Exchange Commission. The Series A Senior Notes were issued pursuant to an indenture (the “Senior Notes Indenture”) and the Series A Senior Subordinated Notes were issued pursuant to an indenture (the “Senior Subordinated Notes Indenture”, together with the Senior Notes Indenture, the “Indentures”) each dated June 11, 2004, among the Issuer, the guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee (the “Trustee”) and are guaranteed by the Guarantors. The Exchange Notes and the Guarantees will be issued pursuant to the Indentures.

ALMATY ANKARA BANGKOK BEIJING BERLIN BRATISLAVA BRUSSELS BUDAPEST DRESDEN DUSSELDORF FRANKFURT HAMBURG HELSINKI

HO CHI MINH CITY HONG KONG ISTANBUL JOHANNESBURG LONDON LOS ANGELES MEXICO CITY MIAMI MILAN MOSCOW MUMBAI NEW YORK PALO ALTO

PARIS PRAGUE RIYADH ROME SAN FRANCISCO SAO PAULO SHANGHAI SINGAPORE STOCKHOLM TOKYO WARSAW WASHINGTON, DC

Board of Directors

August 19, 2004

WHITE & CASE

In so acting, we have examined executed originals or copies certified to our satisfaction of such agreements, documents, certificates and other statements of government officials and corporate officers of the Issuer and the Guarantors, (collectively the “Appleton Parties”) and such other documents and papers as we have deemed necessary as a basis for such opinion. In this connection, we have assumed the genuineness of signatures on, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, facsimile or photostatic copies.

We have further assumed, with your permission and without any independent investigation or verification of any kind that each of the Indentures is the valid and binding obligation of each party thereto other than the Appleton Parties (the “Non-Appleton Parties”), enforceable against such Non-Appleton Parties in accordance with their respective terms, and that each of the Indentures does not contravene any provision of any law, statute, rule or regulation other than the law of the state of New York.

We have also relied with your permission upon the opinions of Godfrey & Kahn, S.C. and Taylor Wessing dated of even date herewith to the extent such opinions relate to the matters covered in the opinion set forth below insofar as Godfrey & Kahn, S.C.’s or Taylor Wessing’s opinion relates to laws of states or jurisdictions other than the state of New York. To the extent that our opinion expressed below involves conclusions as to the matters set forth in the opinions of Godfrey & Kahn S.C. or Taylor Wessing, we have assumed, without independent investigation, the correctness of the matters set forth in Godfrey & Kahn S.C.’s and Taylor Wessing’s opinions, and our opinion is subject to the assumptions, qualifications and limitations set forth in such opinions.

Based upon the foregoing, and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that when the Exchange Notes have been duly executed and delivered by the Issuer and authenticated by the Trustee in accordance with the provisions of each of the respective Indentures, and exchanged for the Old Notes in accordance with the terms of the exchange offer as set forth in the Registration Statement, (i) the Exchange Notes will be duly issued and will constitute valid and binding obligations of the Issuer enforceable against the Issuer in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights or by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law), and (ii) when executed in accordance with the terms of each of the respective Indentures and upon due execution, authentication and delivery of the Exchange Notes in accordance with the exchange offer and each of the respective Indentures, each of the Guarantees will be duly issued and will constitute valid and binding obligations of such Guarantor enforceable against such Guarantor in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights or by general equitable principles (regardless of whether the issue of enforceability is considered in a proceeding in equity or at law).

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Board of Directors

August 19, 2004

WHITE & CASE

The opinions expressed above are expressly limited to questions arising under the law of the State of New York. We express no opinion as to, and assume no responsibility for, the effect of any fact or circumstance occurring subsequent to the date of this opinion letter, including, without limitation, legislative and other changes in the law or changes in circumstances affecting the Appleton Parties. Further, we assume no responsibility to advise you of any such facts or circumstances of which we become aware, regardless of whether or not they affect the opinions herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/    White & Case LLP

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